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                                                                   Exhibit 10.42

                                                              October 31, 2001


Mr. Steven R. Wasserman
16 Liberty Road
Medway, MA 02503

Steve:

     Reference is hereby made to that certain Letter addressed to you from ON Technology Corporation (the "Company") and dated as of December 14, 2000 (countersigned by you on January 1, 2001) (the "Employment Letter").

     You and the Company have agreed to amend the Employment Letter as follows:

     The Section entitled "Pre-Employment Separation Arrangement" is deleted in its entirety and a new section entitled "Separation Arrangement" is hereby substituted in is place. The new section entitled "Separation Arrangement" is attached to this Agreement as Exhibit A.
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     Except as set forth above, the Employment Letter shall remain in full force and effect enforceable by the parties in accordance with its terms.

     If the foregoing accurately reflects the understanding between you and the Company, please acknowledge your agreement by signing a copy of this letter in the indicated place and returning the same to me.

                                                    Very truly yours,



                                                    Robert L. Doretti
                                                    Chairman, President and
                                                    Chief Executive Officer

ACCEPTED AND AGREED:




-------------------------
Steven R. Wasserman

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                                                                  Exhibit A

Separation Arrangement
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     1. If your employment with the Company is terminated by the Company (other than for Cause (as defined below), Disability (as defined below) or death) prior to a Change of Control (as defined below), then you shall be entitled to the following benefits:

        (a) the Company shall pay to you in a lump sum in cash within 30 days after the date of your termination the aggregate of the following amounts:

        (i) the sum of (A) your base salary through the date of termination, (B) the product of (x) your total annual target bonus for the current fiscal year divided by four and (y) a fraction, the numerator of which is the number of days in the then current fiscal quarter through the date of termination, and the denominator of which is 91, (C) any previously earned bonus payments, and (D) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation pay, in the case of each of clause (A), (B), (C) and (D) to the extent not previously paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the "Accrued Obligations"); and

        (ii) the amount equal to the sum of (x) your current annual base salary and (y) your total annual target bonus for the then current fiscal year.

        (b) for 12 months after the date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to you and your family at least equal to those which would have been provided to them if your employment had not been terminated, in accordance with the applicable Benefit Plans (as defined in Section 6(c) below) in effect on the date of your termination; provided, however, that if you become reemployed with another employer and you
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are eligible to receive a particular type of benefit (e.g., health insurance benefits) from such employer on terms at least as favorable to you and your family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to you and to your family;

        (c) to the extent not previously paid or provided, the Company shall timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive following the termination of your employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

        (d) for purposes of determining eligibility (but not the time of commencement of benefits) of you for retiree benefits to which you are entitled, you shall be considered to have remained employed by the Company until 12 months after the date of termination.

     2. If you voluntarily terminate your employment with the Company, excluding a termination for Good Reason (as defined below), then the Company shall (i) pay you, in a lump sum in cash within 30 days after the date of termination, the sum of (A) your base salary through the date of termination, (B) any previously earned bonus payments, and (C) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation pay, in the case of each of clause (A), (B), and (C) to the extent not previously paid, and (ii) timely pay or provide to you the Other Benefits.

     3. If your employment with the Company is terminated by reason of your death or Disability, then the Company shall (i) pay you (or your estate, if applicable), in a lump sum in cash within 30 days after the date of termination, the Accrued Obligations and (ii) timely pay or provide to you the Other Benefits.

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     4. If the Company terminates your employment with the Company for Cause, then the Company shall (i) pay you, in a lump sum in cash within 30 days after the date of termination, the sum of (A) your annual base salary through the date of termination, (B) any previously earned bonus payments, and (C) the amount of any compensation previously deferred by you, in the case of each of clause (A),
(B) and (C) to the extent not previously paid, and (ii) timely pay or provide to you the Other Benefits.

     5. Commencing on the date of a Change of Control of the Company and ending on the first anniversary of the date of a Change of Control of the Company, if your employment with the Company is terminated by the Company, or it successor (other than for Cause, Disability or Death), or by you for Good Reason, then you shall be entitled to the benefits set forth in Section 1 above.

     6. For purposes of this Section ("Separation Arrangements"), the following terms shall have the meaning ascribed to them below:

        (a) "Change in Control" means an event or occurrence set forth in any
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one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

        (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this
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     subsection (i), the following acquisitions shall not constitute a Change in
     Control: (a) any acquisition by the Company, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (c) any acquisition by any corporation pursuant to a transaction which complies with clauses (a) and (b) of subsection (iii) of this Section 6(a); or

        (ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (a) who was a member of the Board on September 1, 2001 or (b) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded
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     from this clause (b) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

        (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (a) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (b) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the

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        Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

            (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        (b)  "Cause" means:
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        (i)  your willful and continued failure to substantially perform your reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after you give notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by you from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties; or

        (ii)  your engagement in acts in violation of law; or

        (iii) your willful engagement in gross misconduct that is materially and demonstrably injurious to the Company.

        (c)  "Good Reason" means the occurrence, without your written consent,
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     of any of the events or circumstances set forth in clauses (i) through (vi)
     below:

        (i) the assignment to you of duties inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), authority or responsibilities in effect as of September 1, 2001 (the "Measurement Date"), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

        (ii) a reduction in your annual base salary or annual target bonus as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

        (iii) the failure by the Company to (a) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a "Benefit Plan") in which you participate or which is applicable to you immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (b) continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (c) award cash bonuses to you in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance and your performance of your duties; and responsibilities as outlined in this Letter;

        (iv) a change by the Company in the location at which you perform your principal duties for the Company to a new location that is more than 35 miles from the location at which you performed your principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that you travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

        (v) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform the terms of this Letter; or

        (vi) any failure of the Company to pay or provide to you any portion of your base salary within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Letter or any employment agreement with you.

        (d) "Disability" means
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        (i) your absence from the full-time performance of your duties with the
     Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness; or

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     (ii) a determination by a physician selected by the Company or its insurers and acceptable to you or to your legal representative that you are unable to fulfill full-time performance of your duties.